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                                                                       EXHIBIT 5


May 26, 2004


Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114

         Re:  Registration Statement on Form S-3 filed by Cleveland-Cliffs Inc
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Ladies and Gentlemen:

     We are acting as special counsel to Cleveland-Cliffs Inc, an Ohio corporation (the "Company"), in connection with the proposed registration under the Securities Act of 1933 (the "Securities Act") for the resale by the holders thereof of up to 172,500 shares of the Company's 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock (the "Preferred Stock"), $172,500,000 principal aggregate amount of the Company's 3.25% Convertible Subordinated Debentures issuable in exchange for the Preferred Stock (the "Convertible Subordinated Debentures"), and 2,782,253 of the Company's Common Shares, par value $1.00 per share, issuable upon conversion of the Preferred Stock or the Convertible Subordinated Debentures (the "Common Shares," such Preferred Stock, Convertible Subordinated Debentures and Common Shares are collectively referred to herein as the "Securities") pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "SEC") on March 3, 2004 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The Securities may be sold from time to time by their holders pursuant to Rule 415 of the Securities Act.

     In rendering this opinion, we have examined such documents, records and matters of law we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that:

     1. The Preferred Stock has been validly issued and is fully paid and nonassessable;

     2. The Convertible Subordinated Debentures are duly authorized and, when issued in exchange for the Preferred Stock upon receipt by the Company of the consideration therefor pursuant to, and in accordance with, the express terms of the Preferred Stock, will constitute valid and binding obligations of the Company;

     3. The Common Shares are duly authorized and, when issued upon conversion of the Preferred Stock or Convertible Subordinated Debentures upon receipt by the Company of the consideration therefor pursuant to, and in accordance with, the express terms of the Preferred Stock, having a value not less than the par value of the Common Shares, will be validly issued, fully paid and nonassessable; and

     4. When issued in accordance with the terms of the Rights Agreement, dated as of September 19, 1997, as amended November 15, 2001, between the Company and



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Cleveland-Cliffs Inc
May 26, 2004
Page 2


          EquiServe Trust Company, N.A. (successor in interest to First Chicago Trust Company of New York), as rights agent (the "Rights Agreement"), the Rights (as defined in the Rights Agreement) will be validly issued.

     In rendering the foregoing opinions, we have (i) relied as to certain factual matters upon certificates of officers of the Company, and we have not independently checked or verified the accuracy of the statements contained therein and (ii) assumed that: (A) the Registration Statement, and any amendments thereto, will have become effective; (B) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the SEC, will be timely filed with the SEC; (C) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and any Securities, including the Common Shares issuable upon conversion of the Preferred Stock or Convertible Subordinated Debentures, were duly authorized and reserved for issuance from the applicable class of capital stock of the Company, within the limits of such class of capital stock then remaining authorized but unreserved and unissued; (D) the resolutions adopted by the Company's Board of Directors authorizing the Company to issue, offer and sell the Securities will be in full force and effective at all times at which the Securities are offered or sold by the Company; and (E) all Securities will be issued in compliance with applicable federal and state securities laws.

     With respect to the Convertible Subordinated Debentures, we have further assumed that: (i) an Indenture with respect to such Convertible Subordinated Debentures will have been duly executed and delivered by the Company and the applicable Trustee in a form approved by us, and such Indenture will have been qualified under the Trust Indenture Act of 1939; (ii) all terms of such Convertible Subordinated Debentures not provided for in the applicable Indenture will have been established in accordance with the provision of the applicable Indenture and reflected in appropriate documentation approved by us and, if applicable, duly executed and delivered by the Company and applicable Trustee; and (iii) such Convertible Subordinated Debentures will be duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture.

     Our opinion set forth in paragraph 2 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability relating to or affecting creditors' rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

     The opinion set forth in paragraph 4 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 4 above, we have assumed that the Directors of the Company have acted and will act in the good faith exercise of their business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.




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Cleveland-Cliffs Inc
May 26, 2004
Page 3


     In rendering the opinion set forth in paragraph 4 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio corporation law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions are hereby limited to, the laws of the State of New York and the Ohio General Corporation law. We express no opinion with respect to any other law of the state of Ohio or any other jurisdiction.

     We hereby consent to the filing of this opinion as exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

                                   Very truly yours,

                                   /s/ Jones Day